Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Third Quarter Ended September 30, 2011 and Declares Fourth Quarter 2011 Dividend of $0.30 Per Share

Strength of Investment Strategy Underscored by Continued Strong Credit Performance, including Zero Performance Losses since Inception in October 2008

NEW YORK--(BUSINESS WIRE)--November 14, 2011--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" and "our") today announced its financial results for the third quarter ended September 30, 2011 and reported Adjusted Net Investment Income of New Mountain Finance Holdings, L.L.C. (the “Operating Company”) of $0.29 per share. The Company also announced that its Board of Directors declared a fourth quarter 2011 dividend of $0.30 per share. The fourth quarter dividend will be payable on December 30, 2011 to holders of record as of December 15, 2011 and is in-line with the Operating Company’s estimated Adjusted Net Investment Income per share for the quarter ended December 31, 2011.

Except where noted otherwise, all financial information shown is that of the Operating Company. Also, please note that share and unit are used interchangeably.

Selected Financial Highlights
(in thousands, except per share/unit data)

	September 30, 2011

Investment Portfolio	$604,334
Total Assets	$641,581
Net Asset Value (“NAV”)	$411,921

NAV per Share/Unit	$13.32

Investment Portfolio Composition:	September 30, 2011	Percent of Total
First Lien	$383,083	63.4%
Second Lien	$192,152	31.8%
Subordinated	$28,697	4.7%
Equity and Other	$402	0.1%
Total	$604,334
			Adjusted
	Three months ended		Three months ended
	September 30, 2011	Adjustments *	September 30, 2011

Investment Income	$15,069	$(1,190)	$13,879
Net Investment Income	$10,002	$(1,190)	$8,812
Net Realized and Unrealized Gain (Loss)	$(21,255)	$1,190	$(20,065)
Net (Decrease) Increase in Capital resulting from Operations	$(11,253)		$(11,253)

Net Investment Income per Share/Unit			$0.29

The strength of the Operating Company’s unique investment strategy – which focuses on acyclical “defensive growth” companies that are well researched by New Mountain Capital, L.L.C., a leading private equity firm – is underscored by continued strong credit performance, including the fact that the Operating Company has zero payment defaults, non-performing loans or performance losses since its inception in October 2008.

“As managers of this enterprise and as significant shareholders in our own right, we continue to be happy with the consistent forward progress of earnings and dividends at New Mountain Finance Corporation,” said Steven B. Klinsky, the Company’s Chairman. “While our models are based on the assumption of credit losses, we are pleased that no such losses have been incurred on any investment made since the Company’s inception.”

“We are very pleased with both the pace and risk/reward profile of our third quarter 2011 originations, and most importantly our strategy of focusing on defensive growth industries and companies that we know exceptionally well continues to result in very strong credit performance,” commented Robert Hamwee, the Company’s Chief Executive Officer and President.

Portfolio and Investment Activity

We are a holding company with no direct operations of our own, and our sole asset is our ownership in the Operating Company. We apply an investment company master-feeder structure whereby the financial results of the Operating Company are allocated to us based on our pro-rata ownership interest in the Operating Company.

The Operating Company is externally managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C. Both New Mountain Finance Corporation and the Operating Company have elected to be treated as business development companies under the Investment Company Act of 1940, as amended.

As of September 30, 2011, the Operating Company’s net asset value was $411.9 million and its portfolio had a fair value of approximately $604.3 million in 50 portfolio companies, with a weighted average Unadjusted and Adjusted Yield to Maturity(1) of approximately 10.9% and 14.0%, respectively. For the three months ended September 30, 2011, the Operating Company made approximately $159.9 million of originations and commitments. The $159.9 million includes $100.8 million of new investments in five portfolio companies, $8.6 million of additional investments in three portfolio companies existing as of June 30, 2011, and $50.5 million of new commitments that were funded after quarter-end. For the three months ended September 30, 2011, the Operating Company had approximately $18.5 million of sales in four portfolio companies and repayments of approximately $11.5 million.

(1)

“Adjusted Yield to Maturity’’ assumes that the investments in the Operating Company’s portfolio are purchased at fair value on September 30, 2011 and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage, except for the non-recourse debt of New Mountain Finance SPV Funding, L.L.C. (“NMF SLF”). NMF SLF is treated as a fully levered asset of the Operating Company, with NMF SLF’s net asset value being included for yield calculation purposes. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the portfolio or other factors. References to “Unadjusted Yield to Maturity” have the same assumptions as Adjusted Yield to Maturity except that NMF SLF is not treated as a fully levered asset of the Operating Company, but rather the assets themselves are consolidated into the Operating Company.

Consolidated Results of Operations

The Operating Company’s total adjusted investment income for the three months ended September 30, 2011 was approximately $13.9 million. For the three months ended September 30, 2011, total adjusted investment income consisted of approximately $12.3 million in cash interest income from investments, approximately $0.9 million in payment-in-kind interest income from investments, net amortization of purchase premiums/discounts and origination fees of approximately $0.5 million and approximately $0.2 million in other income.

The Operating Company’s total net expenses for the three months ended September 30, 2011 were approximately $5.1 million. Total net expenses consisted of approximately $1.7 million of costs associated with the Operating Company’s credit facilities and approximately $2.6 million in management and incentive fees. The Operating Company has capped its direct and indirect expenses for the first year of operations at $3.0 million, resulting in professional fees, administrative expense, and other general and administrative expenses totaling $0.75 million for the quarter ended September 30, 2011.

During the three months ended September 30, 2011, the Operating Company recorded $6 thousand in adjusted net realized gain. During the three months ended September 30, 2011, the Operating Company recorded $20.1 million in adjusted net unrealized depreciation.

Liquidity and Capital Resources

As of September 30, 2011, the Operating Company had cash and cash equivalents of approximately $18.4 million, approximately $6.8 million of unsettled securities and total debt outstanding of approximately $224.5 million ($57.9 million of the $160.0 million of total availability of the Operating Company’s credit facility and approximately $166.6 million of the $175.0 million of total availability of the NMF SLF’s credit facility).

On May 19, 2011, we priced our initial public offering of 7,272,727 shares of common stock at a public offering price of $13.75 per share. Concurrently with the closing of the initial public offering and at the public offering price of $13.75 per share, we sold an additional 2,172,000 shares of our common stock to certain executives and employees of, and other individuals affiliated with, New Mountain Capital (defined as New Mountain Capital Group, L.L.C. and its affiliates) in a separate private placement. The total gross proceeds raised in the offering were approximately $129.9 million.

Portfolio and Asset Quality

The Operating Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Operating Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing as expected. Any investment with consistently declining performances would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” would be moved to non-accrual status, and the final development would be an actual crystallization of a loss through a restructuring or impaired sale. Since the inception of its credit business in October 2008, the Operating Company has placed no investments on non-accrual status and has sold no investments at a material loss.

Recent Developments

The Operating Company had approximately $56.2 million of originations and commitments (excluding funding of commitments already made in the third quarter) in the first 40 days of the fourth quarter of 2011. This was offset by approximately $16.9 million of sales and $1.7 million of repayments during the same period.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Tuesday, November 15, 2011, to discuss our third quarter 2011 financial results. All interested parties may participate in the conference call by dialing 1 (866)-713-8564 approximately 15 minutes prior to the start of the call. Callers from outside the United States should dial 1 (617)-597-5312. Participants should reference New Mountain Finance Corporation and the participant passcode of 86872142 when prompted. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of our website at http://www.newmountainfinance.com/investor-relations. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call you may access a replay of the event via audio webcast. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

Financial Statements and Tables of the Operating Company

New Mountain Finance Holdings, L.L.C.

Consolidated Statements of Assets, Liabilities and Members’ Capital

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Investments at fair value (cost of $606,704,749 and $414,308,823, respectively)	$604,334,414	$441,057,840
Cash and cash equivalents	18,438,567	10,744,082
Interest receivable	6,761,269	3,007,787
Receivable from unsettled securities sold	6,755,000	—
Deferred credit facility costs (net of accumulated amortization of $610,866 and $69,909, respectively)	3,766,729	1,880,120
Deferred offering costs	—	3,528,110
Receivable from affiliate	1,003,530	—
Other assets	521,556	5,842
Total assets	$641,581,065	$460,223,781

Liabilities
SLF Credit Facility	166,606,448	56,936,000
Holdings Credit Facility	57,903,125	59,696,938
Payable for unsettled securities purchased	—	94,462,500
Management fee payable	1,930,140	—
Incentive fee payable	700,610	—
Interest payable	1,229,640	813,192
Payable to affiliates	—	2,531,319
Other liabilities	1,289,898	3,856,571
Total liabilities	229,659,861	218,296,520

Members’ Capital	411,921,204	241,927,261
Total liabilities and members’ capital	$641,581,065	$460,223,781
Outstanding common membership units (a)	30,919,629
Capital per unit (a)	$13.32

______________________
(a) Fund was not unitized as of December 31, 2010.

New Mountain Finance Holdings, L.L.C.

Consolidated Statements of Operations

			Adjusted
	Three months ended		Three months ended
	to September 30, 2011	Adjustments	to September 30, 2011
Investment income

Interest income	$14,860,750	$(1,189,611)	$13,671,139
Other income	207,831		207,831
Total investment income	15,068,581	(1,189,611)	13,878,970

Interest and other credit facility expenses	1,686,113		1,686,113
Management fee	1,930,140		1,930,140
Incentive fee	700,610		700,610
Professional fees (net of reimbursable expenses of $816,530)	55,138		55,138
Administrative expenses (net of reimbursable expenses of $218,396	314,250		314,250
Other general and administrative expenses	380,612		380,612
Total expenses	5,066,863		5,006,863
Net Investment Income	10,001,718	(1,189,611)	8,812,107

Realized gain on investments	1,402,671	(1,396,525)	6,146
Net change in unrealized (depreciation) appreciation of investments	(22,657,239)	2,586,136	(20,071,103)

Net decrease in capital resulting from operations	$(11,252,850)		$(11,252,850)

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company used all of the proceeds from its initial public offering as well as the proceeds from its concurrent private placement to acquire common membership units from New Mountain Finance Holdings, L.L.C. The investment objective of New Mountain Finance Holdings, L.L.C. is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, investments may include small equity interests. New Mountain Finance Holdings, L.L.C.'s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL, L.L.C.

New Mountain Capital, L.L.C is a New York-based private equity firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with approximately $9.0 billion in aggregate capital commitments. New Mountain Capital, L.L.C. seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, L.L.C., please visit www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission, those contained in our recently filed Form 10-Q and our Registration Statement on Form N-2 (filed with the Securities and Exchange Commission on May 16, 2011) or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publically update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Adam Weinstein, 212-220-4247
Chief Financial Officer and Treasurer